Charles A. Smith
                        c/o Fort Pitt Capital Group Inc.
                                 790 Holiday Dr.
                               Foster Plaza Eleven
                              Pittsburgh, PA 15220

                                December 19, 2001

Board of Trustees
Fort Pitt Capital Funds
790 Holiday Dr.
Foster Plaza Eleven
Pittsburgh, PA 15220


     Re: Subscription for Shares of Fort Pitt Capital Funds (the "Trust")

Dear Trustees:

     Charles A. Smith offers to purchase from the Trust 10,000 shares of beneficial interest ("Shares") of the Fort Pitt Capital Total Return Fund series of the Trust at a price of $10.00 per share for an aggregate purchase price of $100,000, all such Shares to be validly issued, fully paid and non-assessable, upon issuance of such Shares and receipt of said payment by the Trust.

     Mr. Smith will purchase the Shares in a private offering prior to the effectiveness of the Trust's registration statement on Form N-1A, which was filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act"). The Shares are being purchased pursuant to Section 14 of the 1940 Act to serve as seed money for the Trust prior to the commencement of the public offering of its shares.

     In connection with such purchase, Mr. Smith understands that: (i) Mr. Smith, the purchaser, intends to acquire the Shares for its own account as the sole beneficial owner thereof and has no present intention of redeeming or reselling the Shares so acquired; and (ii) in the event any of the initial 10,000 Shares are redeemed during the first year, the Trust may charge against any redemption proceeds a pro rata portion of any unamortized organizational expenses which would be borne by such Shares were they not to be redeemed.

     Mr. Smith consents to the filing of this letter as an exhibit to the Trust's registration statement on Form N-1A.


                                         Sincerely,

                                         By:   /s/ Charles A. Smith
                                              -----------------------
                                               Charles A. Smith



Accepted and Agreed to as of
the 20th day of December, 2001.


FORT PITT CAPITAL FUNDS




By:     /s/ Thomas P. Bellhy
       ---------------------
        Thomas P. Bellhy

Title:  Chairman